Exhibit 3.2 - Amendment to Articles-Name Change


                     ARTICLES OF AMENDMENT TO THE ARTICLES
                                       OF
                   INCORPORATION OF AJAX REINSURANCE LIMITED

     The undersigned, being the president and secretary of assistant secretary of the corporation, hereby certify that pursuant to the general corporation law of the State of Delaware, the following amendment to the articles of incorporation for Ajax Reinsurance Limited, a Delaware corporation was duly adopted by a majority of the shareholders of said corporation effective as of the St. day of December, 1998, as follows.

FIRST: Article One is hereby amended to read as follows:

                          ARTICLE I

"The name of the corporation is NATHANIEL ENERGY CORPORATION'

SECOND: All other articles of the corporation's articles of incorporation, as amended, remain as presently on file and a matter of record with the Secretary of State of Delaware.

THIRD: The foregoing action was consented to and duly adopted by the holders of a majority of the issued and outstanding common voting stock of the corporation holding said stock and entitled to vote thereon by written consent given in accordance with the provisions of Section 228 or other applicable section(s) of the general corporation law of the State of Delaware.

               By:  /s/Stan Abrams
                    _______________
                    President

               By: /s/ Brent Abrams
                   _______________
                    Secretary

State of Colorado   )
               )SS
County of Arapaho   )

     On the ____day of __________, 1998, personally appeared before me the above named officers of the corporation who signed the foregoing document.

/s/(illegible)
___________________ December 9, 1998
Notary Public